Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-3 of Origin Bancorp Inc. (the "Company") of our reports dated February 27, 2025, with respect to the consolidated financial statements of Origin Bancorp Inc and the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2024. We also consent to the reference to our firm under the caption “Experts” in this registration statement.

/s/ Forvis Mazars, LLP

Little Rock, Arkansas
October 31, 2025